Investors and Media:
Shantanu Agrawal
(630) 824-1907

SUNCOKE ENERGY, INC. REPORTS THIRD QUARTER 2023 RESULTS

•Third quarter 2023 net income attributable to SXC was $7.0 million, or $0.08 per share; Year-to-date net income attributable to SXC was $43.7 million, or $0.51 per share

•Consolidated Adjusted EBITDA(1) for the quarter was $65.4 million, a decrease of $18.3 million versus the prior year period; Year-to-date Consolidated Adjusted EBITDA was $206.5 million

•Well positioned to achieve high end of full-year 2023 Consolidated Adjusted EBITDA(1) guidance range of $250 million to $265 million

LISLE, Ill. (November 1, 2023) - SunCoke Energy, Inc. (NYSE: SXC) today reported third quarter 2023 results, reflecting solid operating performance from our cokemaking and logistics segments.

"We are pleased with the operating performance across our segments in the third quarter. Our domestic coke plants continued running at full capacity, but our financial results, as compared to the record prior year quarter, were impacted by lower contribution margin on non-contracted blast coke sales. Our logistics segment operated well, but was impacted by lower volumes and pricing due to weaker demand," said Katherine Gates, President of SunCoke Energy, Inc. "We continue to successfully navigate through challenging market conditions and remain well positioned to achieve the high end of our 2023 Consolidated Adjusted EBITDA guidance range."

(1)See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

THIRD QUARTER CONSOLIDATED RESULTS

Three Months Ended September 30,
(Dollars in millions)	2023	2022	Increase (decrease)
Revenues	$ 520.4	$ 516.8	$ 3.6
Net income attributable to SXC	$ 7.0	$ 41.4	$ (34.4)
Adjusted EBITDA(1)	$ 65.4	$ 83.7	$ (18.3)
(1)See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues in the third quarter of 2023 increased $3.6 million as compared to the same prior year period, primarily driven by the pass-through of higher coal prices on our long-term, take-or-pay agreements, partially offset by lower volumes in the logistics segment.

Net income attributable to SXC decreased $34.4 million from the same prior year period, primarily due to tax law changes in the United States and Brazil in both 2022 and 2023. The third quarter of 2022 included deferred tax benefits from tax credits of $15.9 million, while the third quarter of 2023 includes the impact of a deferred tax expense from tax credits of $8.5 million. Net income attributable to SXC was additionally impacted by lower Adjusted EBITDA as described below.

Adjusted EBITDA decreased $18.3 million as compared to the same prior year period, primarily driven by lower contribution margin on non-contracted blast coke sales and lower logistics volumes, partially offset by favorable coal-to-coke yields on our long-term, take-or-pay agreements.

THIRD QUARTER SEGMENT RESULTS

Domestic Coke
Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended September 30,
(Dollars in millions, except per ton amounts)	2023	2022	Increase (decrease)
Revenues	$ 495.7	$ 487.7	$ 8.0
Adjusted EBITDA(1)	$ 64.0	$ 76.6	$ (12.6)
Sales volumes (thousands of tons)	1,016	1,022	(6)
Adjusted EBITDA per ton(2)	$ 62.99	$ 74.95	$ (11.96)
(1)See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

Revenues increased $8.0 million as compared to the same prior year period, primarily driven by the pass-through of higher coal prices on our long-term, take-or-pay agreements.
Adjusted EBITDA decreased $12.6 million as compared to the same prior year period, primarily driven by lower contribution margin on non-contracted blast coke sales, partially offset by favorable coal-to-coke yields on our long-term, take-or-pay agreements.

Logistics
Logistics consists of the handling and mixing services of coal and other aggregates at our Convent Marine Terminal ("CMT"), Lake Terminal, and Kanawha River Terminals (“KRT”).

	Three Months Ended September 30,
(Dollars in millions, except per ton amounts)	2023	2022	Increase (decrease)
Revenues	$ 15.6	$ 20.2	$ (4.6)
Intersegment sales	$ 5.6	$ 7.4	$ (1.8)
Adjusted EBITDA(1)	$ 8.4	$ 12.9	$ (4.5)
Tons handled (thousands of tons)(2)	4,961	5,721	(760)
(1)See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)Reflects inbound tons handled during the period.

Revenues and Adjusted EBITDA decreased by $4.6 million and $4.5 million, respectively, as compared to the same prior year period, primarily driven by lower transloading volumes and pricing.

Brazil Coke
Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal.
Revenues were $9.1 million during the third quarter 2023, which was comparable to revenues of $8.9 million in the third quarter 2022. Adjusted EBITDA was $2.2 million during the third quarter 2023, which was lower than Adjusted EBITDA of $3.3 million in the third quarter 2022, primarily driven by the absence of technology fees which expired at the end of 2022.

Corporate and Other
Corporate and Other, which includes activity from our legacy coal mining business, was $9.2 million during the third quarter 2023, which was reasonably consistent with $9.1 million during the third quarter 2022.

2023 OUTLOOK

Our 2023 guidance is as follows:
•Domestic Coke total production is expected to be approximately 4.0 million tons
•Consolidated Net Income is expected to be between $49 million and $68 million
•Consolidated Adjusted EBITDA is expected be on the high end of $250 million and $265 million
•Capital expenditures are projected to be approximately $95 million(1)
•Operating cash flow is estimated to be between $200 million to $215 million
•Cash taxes are projected to be between $12 million to $16 million
(1)Capital expenditure guidance excludes preliminary engineering expenses related to the GPI project

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) today. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors and analysts may participate in this call by dialing 1-833-470-1428 in the U.S. or 1-646-904-5544 if outside the U.S., access code 631949.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to domestic and international customers. Our coke is used in the blast furnace production of steel as well as the foundry production of casted iron, with the majority of sales under long-term, take-or-pay contracts. We also export coke to overseas customers seeking high-quality product for their blast furnaces. Our process utilizes an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and draws upon more than 60 years of cokemaking experience to operate our facilities in Illinois, Indiana, Ohio, Virginia and Brazil. Our logistics business provides export and domestic material handling services to coke, coal, steel, power and other bulk customers. The logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

SunCoke routinely announces material information to investors and the marketplace using press releases, Securities and Exchange Commission filings, public conference calls, webcasts and SunCoke's website at http://www.suncoke.com/English/investors/sxc. The information that SunCoke posts to its website may be deemed to be material. Accordingly, SunCoke encourages investors and others interested in SunCoke to routinely monitor and review the information that SunCoke posts on its website, in addition to following SunCoke's press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

NON-GAAP FINANCIAL MEASURES

In addition to U.S. GAAP measures, this press release contains certain non-GAAP financial measures. These non-GAAP financial measures should not be considered as alternatives to the measures derived in accordance with U.S. GAAP. Non-GAAP financial measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for results as reported under U.S. GAAP. Additionally, other companies may calculate non-GAAP metrics differently than we do, thereby limiting their usefulness as a comparative measure. Because of these and other limitations, you should consider our non-GAAP measures only as supplemental to other U.S. GAAP-based financial performance measures, including revenues and net income. Reconciliations to the most comparable GAAP financial measures are included following the presentation of financial and operating results included at the end of this press release.

DEFINITIONS

•Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, restructuring costs, gains or losses on extinguishment of debt, and/or transaction costs ("Adjusted EBITDA"). EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure in assessing operating performance. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income, or any other measure of financial performance presented in accordance with GAAP.

•Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

FORWARD-LOOKING STATEMENTS

This press release and related conference call contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements often may be identified by the use of such words as "believe," "expect," "plan," "project," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "will," "should," or the negative of these terms, or similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Any statements made in this press release or during the related conference call that are not statements of historical fact, including statements about our full-year 2023 guidance and our ability to achieve the high end of the 2023 Consolidated Adjusted EBITDA guidance range, including our 2023 segment guidance, our ability to execute on our 2023 key initiatives, the amount and timing of our quarterly dividend, the expected headwinds and duration of such headwinds, the ability of our domestic coke plants to continue to operate at full capacity, future sales commitments, and our export coke market expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements represent only our beliefs regarding future events, many of which are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SunCoke) that could cause our actual results and financial condition to differ materially from the anticipated results and financial condition indicated in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in Item 1A (“Risk Factors”) of our Annual Report on Form 10-K for the most recently completed fiscal year, as well as those described from time to time in our other reports and filings with the Securities and Exchange Commission (SEC).

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke. For information concerning these factors and other important information regarding the matters discussed in this press release and related conference call, see SunCoke's Securities and Exchange Commission filings, copies of which are available free of charge on SunCoke's website at www.suncoke.com or on the SEC's website at www.sec.gov. All forward-looking statements included in this press release and related conference call are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this press release and related conference call also could have material adverse effects on forward-looking statements.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SunCoke management, and upon assumptions by SunCoke concerning future conditions, any or all of which ultimately may prove to be inaccurate. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SunCoke does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events, or otherwise, after the date of this press release except as required by applicable law.

SunCoke Energy, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$ 520.4	$ 516.8	$ 1,542.6	$ 1,458.5
Costs and operating expenses
Cost of products sold and operating expenses	436.1	413.4	1,281.2	1,163.2
Selling, general and administrative expenses	19.1	20.1	55.3	57.9
Depreciation and amortization expense	35.5	35.7	107.2	106.7
Total costs and operating expenses	490.7	469.2	1,443.7	1,327.8
Operating income	29.7	47.6	98.9	130.7
Interest expense, net	6.6	8.0	21.0	24.3
Income before income tax expense (benefit)	23.1	39.6	77.9	106.4
Income tax expense (benefit)	14.6	(2.9)	29.7	14.3
Net income	8.5	42.5	48.2	92.1
Less: Net income attributable to noncontrolling interests	1.5	1.1	4.5	3.2
Net income attributable to SunCoke Energy, Inc.	$ 7.0	$ 41.4	$ 43.7	$ 88.9
Earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$ 0.08	$ 0.49	$ 0.52	$ 1.06
Diluted	$ 0.08	$ 0.49	$ 0.51	$ 1.05
Weighted average number of common shares outstanding:
Basic	84.8	83.9	84.7	83.8
Diluted	85.1	84.7	84.9	84.5

SunCoke Energy, Inc.
Consolidated Balance Sheets

	September 30, 2023	December 31, 2022
	(Unaudited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$ 125.9	$ 90.0
Receivables, net	81.5	104.8
Inventories	206.8	175.2
Other current assets	7.1	4.0
Total current assets	421.3	374.0
Properties, plants and equipment (net of accumulated depreciation of $1,365.9 million and $1,276.0 million at September 30, 2023 and December 31, 2022, respectively)	1,205.4	1,229.3
Intangible assets, net	31.6	33.2
Deferred charges and other assets	20.9	18.1
Total assets	$ 1,679.2	$ 1,654.6
Liabilities and Equity
Accounts payable	$ 182.3	$ 159.3
Accrued liabilities	54.9	60.8
Current portion of financing obligation	6.3	3.3
Interest payable	6.1	—
Income tax payable	1.3	0.6
Total current liabilities	250.9	224.0
Long-term debt and financing obligation	489.8	528.9
Accrual for black lung benefits	54.1	52.2
Retirement benefit liabilities	15.3	16.4
Deferred income taxes	188.1	172.3
Asset retirement obligations	13.8	13.4
Other deferred credits and liabilities	25.4	24.7
Total liabilities	1,037.4	1,031.9
Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at both September 30, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 99,160,699 and 98,815,780 shares at September 30, 2023 and December 31, 2022, respectively	1.0	1.0
Treasury stock, 15,404,482 shares at both September 30, 2023 and December 31, 2022	(184.0)	(184.0)
Additional paid-in capital	729.0	728.1
Accumulated other comprehensive loss	(12.7)	(13.0)
Retained earnings	75.0	53.5
Total SunCoke Energy, Inc. stockholders’ equity	608.3	585.6
Noncontrolling interest	33.5	37.1
Total equity	641.8	622.7
Total liabilities and equity	$ 1,679.2	$ 1,654.6

SunCoke Energy, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2023	2022

	(Dollars in millions)
Cash Flows from Operating Activities
Net income	$ 48.2	$ 92.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	107.2	106.7
Deferred income tax expense	15.8	1.8
Share-based compensation expense	4.3	5.0
Changes in working capital pertaining to operating activities:
Receivables, net	24.3	(44.7)
Inventories	(31.3)	(77.8)
Accounts payable	25.5	26.5
Accrued liabilities	(6.2)	2.4
Interest payable	6.1	6.2
Income taxes	0.7	1.8
Other operating activities	(2.0)	0.6
Net cash provided by operating activities	192.6	120.6
Cash Flows from Investing Activities
Capital expenditures	(84.5)	(55.7)
Other investing activities	(0.9)	3.6
Net cash used in investing activities	(85.4)	(52.1)
Cash Flows from Financing Activities
Proceeds from revolving facility	273.0	450.0
Repayment of revolving facility	(308.0)	(498.0)
Repayment of financing obligation	(2.5)	(2.4)
Dividends paid	(22.3)	(16.9)
Cash distribution to noncontrolling interests	(8.1)	(4.4)
Other financing activities	(3.4)	(1.3)
Net cash used in financing activities	(71.3)	(73.0)
Net increase (decrease) in cash and cash equivalents	35.9	(4.5)
Cash and cash equivalents at beginning of period	90.0	63.8
Cash and cash equivalents at end of period	$ 125.9	$ 59.3
Supplemental Disclosure of Cash Flow Information
Interest paid	$ 13.4	$ 15.4
Income taxes paid	$ 13.1	$ 10.8

SunCoke Energy, Inc.
Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and nine months ended September 30, 2023 and 2022, respectively:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Dollars in millions, except per ton amounts)
Sales and Other Operating Revenues:
Domestic Coke	$ 495.7	$ 487.7	$ 1,460.4	$ 1,371.8
Brazil Coke	9.1	8.9	25.8	27.9
Logistics	15.6	20.2	56.4	58.8
Logistics intersegment sales	5.6	7.4	16.9	22.2
Elimination of intersegment sales	(5.6)	(7.4)	(16.9)	(22.2)
Total sales and other operating revenues	$ 520.4	$ 516.8	$ 1,542.6	$ 1,458.5
Adjusted EBITDA(1):
Domestic Coke	$ 64.0	$ 76.6	$ 192.6	$ 216.9
Brazil Coke	2.2	3.3	6.9	11.4
Logistics	8.4	12.9	33.6	38.0
Corporate and Other, net(2)	(9.2)	(9.1)	(26.6)	(27.5)
Total Adjusted EBITDA	$ 65.4	$ 83.7	$ 206.5	$ 238.8
Coke Operating Data:
Domestic Coke capacity utilization(3)	102%	101%	101%	100%
Domestic Coke production volumes (thousands of tons)	1,032	1,028	3,024	3,000
Domestic Coke sales volumes (thousands of tons)	1,016	1,022	3,009	2,991
Domestic Coke Adjusted EBITDA per ton(4)	$ 62.99	$ 74.95	$ 64.01	$ 72.52
Brazilian Coke production—operated facility (thousands of tons)	381	383	1,175	1,208
Logistics Operating Data:
Tons handled (thousands of tons)	4,961	5,721	15,461	16,766
(1)See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)Corporate and Other, net is not a reportable segment.
(3)The production of foundry coke tons does not replace blast furnace coke tons on a ton for ton basis, as foundry coke requires longer coking time. The Domestic Coke capacity utilization is calculated assuming a single ton of foundry coke replaces approximately two tons of blast furnace coke.
(4)Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

SunCoke Energy, Inc.
Reconciliation of Non-GAAP Information
Net Income to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Dollars in millions)
Net income	$ 8.5	$ 42.5	$ 48.2	$ 92.1
Add:
Depreciation and amortization expense	35.5	35.7	107.2	106.7
Interest expense, net	6.6	8.0	21.0	24.3
Income tax expense (benefit)	14.6	(2.9)	29.7	14.3
Transaction costs(1)	0.2	0.4	0.4	1.4
Adjusted EBITDA	$ 65.4	$ 83.7	$ 206.5	$ 238.8
(1)Costs incurred as part of the granulated pig iron project with U.S. Steel.

SunCoke Energy, Inc.
Reconciliation of Non-GAAP Information
Estimated 2023 Net Income
to Estimated 2023 Consolidated Adjusted EBITDA

	2023
	Low	High
	(Dollars in millions)
Net income	$ 49	$ 68
Add:
Depreciation and amortization expense	136	132
Interest expense, net	31	29
Income tax expense	34	36
Consolidated Adjusted EBITDA	$ 250	$ 265